Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13D to which this Joint Filing Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: October 13, 2016

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Patrice Walch-Watson
	Name: Title:	Patrice Walch-Watson Senior Managing Director, General Counsel & Corporate Secretary

CPP INVESTMENT BOARD PRIVATE HOLDINGS, INC.

By:	/s/ Pierre Abinakle
	Name: Title:	Pierre Abinakle Director & Secretary